Exhibit 4.17

Entity listed in the Schedule

Arena Investors, LP

Deed of Guarantee and Indemnity

Execution version

101 Collins Street

Melbourne VIC 3000 Australia

T +61 3 9614 1011

F +61 3 9614 4661

www.allens.com.au

Deed of Guarantee and Indemnity

Contents

1	Definitions and Interpretation	1
	1.1 Definitions	1
	1.2 Securities Purchase Agreement definitions	2
	1.3 Interpretation	2
	1.4 Document or agreement	3
2	Guarantee	3
	2.1 Interpretation	3
	2.2 Consideration	4
	2.3 Guarantee	4
	2.4 Indemnity	4
	2.5 Payment obligation	4
	2.6 Unconditional nature of obligation	4
	2.7 Principal and independent obligation	5
	2.8 No marshalling	5
	2.9 No competition	5
	2.10 Suspense of amounts received	6
	2.11 Rescission of payment	6
	2.12 Continuing guarantee and indemnity	6
	2.13 Variations	7
	2.14 Judgment	7
	2.15 Conditions precedent	7
3	Payments	7
	3.1 Manner	7
	3.2 Payment to be made on Business Day	7
	3.3 Appropriation where insufficient money available	7
4	Taxation	7
	4.1 Additional payments	7
	4.2 Survival of obligations	8
5	Currency Indemnity	8
6	Expenses, Indemnity	8
	6.1 Expenses	8
	6.2 Indemnity	8
	6.3 Amounts in foreign currency	9
7	Interest on Overdue Amounts	9
	7.1 Accrual	9
	7.2 Payment	9
	7.3 Rate	9
8	Representations and Warranties	10
	8.1 Representations and warranties	10
	8.2 Reliance on representations and warranties	10
9	Certificate as to Amount Owing	10
10	Waivers, Remedies Cumulative	10
11	Severability of Provisions	10
12	Set-Off	10
13	Survival of Obligations	11
14	Moratorium Legislation	11
15	Assignments	11
	15.1 Assignment by Guarantors	11
	15.2 Assignment by Purchaser	11
16	Notices	11
17	Authorised Officers	12
18	Governing Law and Jurisdiction	12
19	Execution and counterparts	12
20	Acknowledgement by Guarantors	12
Schedule		13
	Notice Details	13

Page (i)

Deed of Guarantee and Indemnity

This Deed is made on 22 March 2024

Parties

1	Each Company Specified in the Schedule (each, a Guarantor).

2	Arena Investors, LP a Delaware limited partnership (the Purchaser).

Recital

The Purchaser may from time to time extend financial accommodation to or for the account of the Issuer on the security of this Deed.

It is agreed as follows.

1	Definitions and Interpretation

1.1	Definitions

The following definitions apply unless the context requires otherwise.

Authorised Officer means:

(a)	in respect of each Guarantor, any director or secretary, or any person from time to time nominated as an Authorised Officer by the relevant Guarantor by a notice to the Purchaser accompanied by certified copies of signatures of all new persons so appointed; and

(b)	in respect of the Purchaser, any person whose title or acting title includes the word Chief, Counsel, Executive, Head, Director, Manager or President or cognate expressions, or any secretary or director, or any lawyer acting for the Purchaser.

Event of Default has the meaning given to that term in the Debentures and any other Transaction Document.

Excluded Tax means a Tax imposed by a jurisdiction on the net income of the Purchaser because the Purchaser has a connection with that jurisdiction but not a Tax:

(a)	calculated by reference to the gross amount of a payment under a Transaction Document (without the allowance of a deduction); or

(b)	imposed because the Purchaser is taken to be connected with that jurisdiction solely because it is party to a Transaction Document or a transaction contemplated by a Transaction Document.

Government Agency means any government or any governmental, semi-governmental or judicial entity or authority. It also includes any self-regulatory organisation established under statute or any stock exchange.

Guarantee means an obligation or offer to provide funds (including by subscription or purchase) or otherwise be responsible in respect of an obligation or indebtedness, or the financial condition or solvency, of another person. It includes a guarantee, indemnity, letter of credit or legally binding letter of comfort, or an obligation or offer to purchase an obligation or indebtedness of another person.

Issuer means Australian Oilseeds Holdings Limited, an exempted company incorporated in the Cayman Islands.

Liquidation includes receivership or other appointment of a controller or small business restructuring practitioner, deregistration, compromise, deed of arrangement, amalgamation, administration, reconstruction, winding up, dissolution, assignment for the benefit of creditors, arrangement or compromise with creditors or bankruptcy.

Deed of Guarantee and Indemnity

Secured Money means all money which the Issuer (whether alone or not) is or at any time may become actually or contingently liable to pay to or for the account of the Purchaser (whether alone or not) for any reason whatever under or in connection with a Transaction Document, whether or not currently contemplated.

It includes money by way of principal, interest, fees, costs, indemnity, charges, duties or expenses or payment of liquidated or unliquidated damages under or in connection with a Transaction Document, or as a result of a breach of or default under or in connection with a Transaction Document.

It also includes money that the Issuer would have been liable to pay but for its Liquidation or a set-off claimed by it, or some other reason.

Securities Purchase Agreement means the Securities Purchase Agreement dated 23 August 2023 between the Issuer, EDOC Acquisition Corp., Australian Oilseeds Investments Pty Ltd and the Purchaser, as amended from time to time.

Security means any mortgage, pledge, lien or charge or any security or preferential interest or arrangement of any kind. It includes:

(a)	anything which gives a creditor priority to other creditors with respect to any asset; and

(b)	retention of title (other than in the ordinary course of day-to-day trading) and a deposit of money by way of security.

It does not include an interest of the kind referred to in section 12(3) of the Personal Property Securities Act 2009 (Cth) where the transaction concerned does not, in substance, secure payment or performance of an obligation.

Tax includes any tax, levy, impost, deduction, charge, rate, duty, compulsory loan or withholding which is levied or imposed by a Government Agency, and any related interest, penalty, charge, fee or other amount.

1.2	Securities Purchase Agreement definitions

Definitions in the Securities Purchase Agreement apply in this Deed unless the context requires otherwise or the relevant term is defined in this Deed.

1.3	Interpretation

(a)	Headings are for convenience only and do not affect interpretation.

(b)	The meaning of terms is not limited by specific examples introduced by including, or for example, or similar expressions.

(c)	Nothing in this Deed is to be interpreted against a party on the ground that the party put it forward.

(d)	The following rules apply unless the context requires otherwise.

(i)	The singular includes the plural and the converse.

(ii)	A gender includes all genders.

(iii)	Where a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(iv)	A reference to a person, corporation, trust, partnership, unincorporated body or other entity includes any of them.

Deed of Guarantee and Indemnity

(v)	A reference to a clause, annexure or schedule is a reference to a clause of, or annexure or schedule to, this Deed.

(vi)	A reference to a party to this Deed or another agreement or document includes the party’s successors and permitted substitutes or assigns.

(vii)	A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation, statutory instrument, code or other thing issued under it.

(viii)	A reference to writing includes a facsimile transmission and any means of reproducing words in a tangible and permanently visible form.

(ix)	A reference to conduct includes an omission, statement or undertaking, whether or not in writing.

(x)	Each paragraph of a list is to be construed independently. None limits any other.

(xi)	A reference to property or asset includes any real or personal, present or future, tangible or intangible property or asset (including intellectual property) and any right, interest, revenue or benefit in, under or derived from the property or asset.

(xii)	An Event of Default continues until it has been waived in writing by the Purchaser.

(xiii)	A reference to an amount for which a person is contingently liable includes an amount which that person may become actually or contingently liable to pay if a contingency occurs, whether or not under an existing obligation.

(xiv)	All references to time are to Melbourne time.

1.4	Document or agreement

A reference to:

(a)	an agreement includes a Security, Guarantee, undertaking, deed, agreement or legally enforceable arrangement whether or not in writing; and

(b)	a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document.

A reference to a specific agreement or document includes it as amended, novated, supplemented or replaced from time to time, except to the extent prohibited by this Deed.

2	Guarantee

2.1	Interpretation

Unless the context requires otherwise, in this clause 2 and in the last sentence of the definition of

Secured Money a reference to:

(a)	any person includes any other Guarantor, the Issuer or any security provider;

(b)	any document or agreement includes this Deed or any other Transaction Document;

(c)	any reason or some reason includes:

(i)	any legal limitation, disability, Liquidation, incapacity or thing affecting any person or the operation of any law, including any law relating to Liquidation, fiduciary or other duties or obligations or the protection of creditors;

(ii)	any release, discharge, termination, rescission, repudiation, extinguishment, abandonment or disclaimer;

Deed of Guarantee and Indemnity

(iii)	any failure by any person to execute, or to execute properly, an agreement or document or to comply with some requirement; or

(iv)	an agreement, document, obligation or transaction being or becoming illegal, invalid, void, voidable or unenforceable in any respect.

This applies whether or not the reason was or ought to have been within the knowledge of the Purchaser; and

(d)	any security provider means any person who gives a Guarantee or Security in respect of any Secured Money, including any other person named as Guarantor.

Each of clauses 2.3, 2.4 and 2.5(a) and (b) is independent of each other.

2.2	Consideration

Each Guarantor enters into this Deed for valuable consideration which includes the Purchaser entering into the Transaction Documents at its request. Its obligations are unconditional and irrevocable.

2.3	Guarantee

The Guarantors jointly and severally guarantee the due and punctual payment of the Secured Money.

2.4	Indemnity

If any Secured Money is not owing by or recoverable from the Issuer for any reason the Guarantors shall indemnify the Purchaser against any loss. The amount of that loss will equal the amount the Purchaser would otherwise have been entitled to recover.

2.5	Payment obligation

(a)	On demand from time to time, each Guarantor shall pay an amount equal to the Secured Money which is then due and payable or would have been due and payable but for some reason.

(b)	Without limiting the generality of paragraph (a), on and at any time after the occurrence of an Event of Default, if an Ipso Facto Event has occurred (whether or not it is that Event of Default), then immediately on demand, each Guarantor shall pay an amount equal to the Secured Money (including amounts which would have been Secured Money but for some reason).

Each Guarantor shall pay that amount in the same manner and currency which the Issuer is, or would have been, required to pay the Secured Money. A demand need only specify the amount. It need not specify the basis of calculation of that amount.

Ipso Facto Event means the Issuer is the subject of:

(a)	an announcement, application, compromise, arrangement, managing controller, or administration as described in s415D(1), 434J(1) or 451E(1) of the Corporations Act 2001 (Cth); or

(b)	any process which under any law with a similar purpose may give rise to a stay on, or prevention of, the exercise of contractual rights.

2.6	Unconditional nature of obligation

Neither this Deed nor the obligations of any Guarantor under it will be affected by anything which but for this provision might operate to release, prejudicially affect or discharge them or in any way relieve any Guarantor from any obligation. This includes:

(a)	the grant to any person of any time, waiver or other indulgence, or the discharge or release of any person;

Deed of Guarantee and Indemnity

(b)	any transaction or arrangement between the Purchaser and any person;

(c)	the Purchaser becoming a party to or bound by any compromise, moratorium, assignment of property, scheme of arrangement, deed of company arrangement, composition of debts or scheme of reconstruction by or relating to any person;

(d)	the Purchaser exercising or delaying or refraining from exercising or enforcing any document or agreement or any right, power or remedy conferred on it by law or by any document or agreement;

(e)	all or any part of any document or agreement held by the Purchaser at any time or of any right, obligation, power or remedy changing, ceasing or being transferred (this includes amendment, variation, novation, replacement, rescission, invalidity, extinguishment, repudiation, avoidance, unenforceability, frustration, failure, expiry, termination, loss, release, discharge, abandonment or assignment);

(f)	the taking or perfection of any document or agreement or failure to take or perfect any document or agreement;

(g)	the failure by any person or the Purchaser to notify any Guarantor of any default by any person under any document or agreement or other circumstance;

(h)	the Purchaser obtaining a judgment against any person for the payment of any Secured Money;

(i)	any change in any circumstance (including in the members or constitution of any person);

(j)	any increase in the Secured Money for any reason (including as a result of anything referred to above); or

(k)	any reason, whether with or without the consent or knowledge of the Guarantors. None of the paragraphs above or in clause 2.1(c) limits the generality of any other. Without limitation, this Deed binds a Guarantor even if it is, or has become, the only Guarantor bound.

2.7	Principal and independent obligation

This clause is a principal and independent obligation. It is not ancillary or collateral to another document, agreement, right or obligation.

2.8	No marshalling

The Purchaser is not obliged to marshal or appropriate in favour of any Guarantor or to exercise, apply or recover:

(a)	any Security, Guarantee, document or agreement held by the Purchaser at any time; or

(b)	any of the funds or assets that the Purchaser is entitled to receive or has a claim on.

2.9	No competition

Until the Secured Money has been irrevocably paid and discharged in full no Guarantor is entitled to and no Guarantor shall:

(a)	be subrogated to the Purchaser or any person who has any rights against the Issuer or any security provider or claim the benefit of any Security or Guarantee held by the Purchaser or any such person at any time;

Deed of Guarantee and Indemnity

(b)	either directly or indirectly prove in, claim or receive the benefit of, any distribution, dividend or payment arising out of or relating to the Liquidation of the Issuer or any security provider; or

(c)	have or claim any right of contribution or indemnity for any reason (whether or not relating to this Deed) from the Issuer or any security provider, except as directed by the Purchaser.

The receipt of any distribution, dividend or other payment by the Purchaser out of or relating to any Liquidation will not prejudice the right of the Purchaser to recover the Secured Money by enforcement of this Deed.

Each Guarantor shall comply with any direction under this clause.

If a Guarantor receives any proceeds from the Liquidation of the Issuer or any other security provider (whether following a direction of the Purchaser or otherwise) it shall immediately pay those proceeds to the Purchaser in reduction of the Secured Money.

Until it makes that payment, those proceeds will be held in trust for the Purchaser.

2.10	Suspense of amounts received

Until the Secured Money has been paid in full or the Purchaser has received or recovered money that (after any applicable expenses and exchanges) is sufficient to pay the Secured Money in full, the Purchaser may:

(a)	apply, or refrain from applying, in satisfaction of the Secured Money, all or any money received or recovered in respect of the Secured Money (whether under this Deed or otherwise, including by way of set-off or as a dividend in a Liquidation); and

(b)	claim against any person (including by proving in any Liquidation) in respect of the full amount of the Secured Money disregarding the money received or recovered and not so applied.

2.11	Rescission of payment

Whenever any of the following occurs for any reason:

(a)	all or part of any transaction of any nature (including any payment or transfer) made during the term of this Deed which affects or relates in any way to the Secured Money is void, set aside or voidable;

(b)	any claim of a nature contemplated by paragraph (a) is upheld, conceded or compromised; or

(c)	the Purchaser is required to return or repay any money or asset received by it under any such transaction or the equivalent in value of that money or asset,

the Purchaser will again have all rights against each Guarantor in respect of the Secured Money which it would have had if all or the relevant part of the transaction or receipt had not taken place. Each Guarantor shall indemnify the Purchaser against any resulting loss, cost or expense. This clause continues after this Deed is discharged.

2.12	Continuing guarantee and indemnity

This clause:

(a)	is a continuing guarantee and indemnity;

(b)	will not be taken to be wholly or partially discharged by the payment at any time of any Secured Money or by any settlement of account or other matter or thing; and

Deed of Guarantee and Indemnity

(c)	remains in full force until the Secured Money has been paid in full and the Guarantors have completely performed their obligations under this Deed.

2.13	Variations

This clause covers the Secured Money as varied from time to time including as a result of:

(a)	any amendment to, or waiver under, any Transaction Document; or

(b)	the provision of further accommodation to the Issuer, and whether or not with the consent of or notice to the Guarantors. This does not limit any other provision.

2.14	Judgment

A judgment obtained against the Issuer will be conclusive against each Guarantor.

2.15	Conditions precedent

Any condition or condition precedent to the provision of financial accommodation is for the benefit of the Purchaser and not the Guarantors. Any waiver of or failure to satisfy such a condition or condition precedent will be disregarded in determining whether an amount is part of the Secured Money.

3	Payments

3.1	Manner

The Guarantors shall make all payments under this Deed in immediately available funds:

(a)	if in US dollars, by 11am (New York time) on the due date to any account notified by the Purchaser; and

(b)	if in another currency, by 11am (local time) on the due date to the address for service of notices of the Purchaser, or to the account specified by the Purchaser in respect of that currency, without set-off, counterclaim or other deduction except any compulsory deduction for Tax.

3.2	Payment to be made on Business Day

Whenever any payment becomes due on a day which is not a Business Day, the due date will be the next Business Day.

3.3	Appropriation where insufficient money available

The Purchaser may appropriate amounts it receives as among amounts due as it sees fit. This will override any appropriation made by the Borrower.

4	Taxation

4.1	Additional payments

If any Guarantor is obliged to make a deduction in respect of Tax from a payment under a Transaction Document:

(a)	(pay deduction) it shall promptly pay the amount deducted to the appropriate Government Agency;

(b)	(receipt) within 30 days of the end of the month in which the deduction is made, it shall give the Purchaser the original receipt (or other documents acceptable to the Purchaser) evidencing the payment; and

Deed of Guarantee and Indemnity

(c)	(gross-up) unless the Tax is an Excluded Tax, on the due date it shall pay the Purchaser an additional amount so that the Purchaser receives a net amount (after allowance for any further deduction and any Tax on the additional amount) equal to the amount it would have received if no deduction had been made. It shall indemnify the Purchaser against the Tax and any amounts recoverable from the Purchaser in respect of the Tax.

It waives any statutory or other right to recover from the Purchaser any amount paid under this clause.

4.2	Survival of obligations

The obligations of each Guarantor under this clause survive the repayment of the Secured Money and the termination of this Deed.

5	Currency Indemnity

Each Guarantor shall indemnify the Purchaser against any deficiency which arises whenever for any reason (including as a result of a judgment or order or Liquidation):

(a)	the Purchaser receives or recovers an amount in one currency (the Payment Currency) in respect of an amount denominated under a Transaction Document in another currency (the Due Currency); and

(b)	the amount actually received or recovered by the Purchaser in accordance with its normal practice when it converts the Payment Currency into the Due Currency is less than the relevant amount of the Due Currency.

6	Expenses, Indemnity

6.1	Expenses

Each Guarantor shall reimburse the Purchaser for its expenses in relation to:

(a)	the preparation, execution and completion of this Deed and any subsequent consent, agreement, approval, waiver or amendment; and

(b)	(i) any actual or contemplated enforcement of this Deed, or the actual or contemplated exercise, preservation or consideration of any rights, powers or remedies under the Transaction Documents or in relation to any asset which secures the Secured Money; and

(ii)	any enquiry by a Government Agency concerning any Guarantor or a transaction or activity for which, or in connection with which, financial accommodation or funds raised under a Transaction Document are used or provided.

This includes legal costs and expenses (including in-house lawyers charged at their usual rates) on a full indemnity basis, expenses incurred in any review or environmental audit or in retaining consultants to evaluate matters of material concern to the Purchaser, and administrative costs including time of its executives (whose time and costs are to be charged at reasonable rates).

6.2	Indemnity

Each Guarantor shall indemnify the Purchaser against any loss, cost, charge, liability or expense the Purchaser (or any officer or employee of the Purchaser) may sustain or incur as a direct or indirect result of:

(a)	any Event of Default occurring;

(b)	any exercise or attempted exercise of any right, power or remedy under any Transaction Document or any failure to exercise any right, power or remedy; and

Deed of Guarantee and Indemnity

(c)	any statement in or conduct relying on or omission or alleged omission from:

(i)	any information memorandum or loan proposal; or

(ii)	any document or information prepared or authorised by it, or any claim in respect of any of the above (including legal costs on a full indemnity basis).

6.3	Amounts in foreign currency

Where an amount to be reimbursed or indemnified against is denominated in another currency, if the Purchaser so requests, each Guarantor shall reimburse or indemnify it against the amount of US dollars which the Purchaser certifies that it used to buy the relevant amount of the other currency in accordance with its normal procedures. If the Purchaser does not so request, each Guarantor will reimburse or indemnify it in the relevant currency.

7	Interest on Overdue Amounts

7.1	Accrual

Interest accrues on each unpaid amount which is due and payable by each Guarantor under or in respect of any Transaction Document (including interest payable under this clause):

(a)	on a daily basis up to the date of actual payment from (and including) the due date or, in the case of an amount payable by way of reimbursement or indemnity, the date of disbursement or loss, if earlier;

(b)	both before and after judgement (as a separate and independent obligation); and

(c)	at the rate provided in clause 7.3 (Rate).

7.2	Payment

Each Guarantor shall pay interest accrued under this clause on demand and on the last Business Day of each calendar quarter. That interest is payable in the currency of the unpaid amount on which it accrues.

7.3	Rate

The rate applicable under this clause is the sum of 2% pa plus the higher of the following, each as determined by the Purchaser:

(a)	the rate (if any) applicable to the unpaid amount immediately before the due date; and

(b)	the sum of the margin that the Purchaser certifies that it would charge at the date of this Deed in calculating interest on loans to the Issuer or a Guarantor and:

(i)	if the amount is denominated in Australian dollars, the business overdraft rate (whatever called) published by a leading bank each as selected by the Purchaser; or

(ii)	(A)	if the rate in paragraph (i) is not available; or

(B)	the amount is denominated in any other currency, then, for each successive funding period of no more than three months selected by the Purchaser, the Purchaser’s cost of funds in that currency for the funding period.

Interest on amounts other than Australian or New Zealand dollars or Sterling is calculated on the basis of a year of 360 days.

Deed of Guarantee and Indemnity

8	Representations and Warranties

8.1	Representations and warranties

On the date of this Deed, each Guarantor represents and warrants in respect of itself that:

(a)	it has been incorporated or established in accordance with the laws of its place of incorporation or establishment, is validly existing under those laws and has power and authority to carry on its business as it is now being conducted;

(b)	it has power to enter into this Deed and comply with its obligations under it;

(c)	this Deed and the transactions under it which involve it do not contravene its constituent documents (if any) or any law or obligation by which it is bound or to which any of its assets are subject or cause a limitation on its powers or the powers of its directors to be exceeded;

(d)	it has in full force and effect the authorisations necessary for it to enter into this Deed, to comply with its obligations and exercise its rights under it and to allow them to be enforced; and

(e)	its obligations under this deed are valid and binding and are enforceable against it in accordance with its terms.

8.2	Reliance on representations and warranties

Each Guarantor acknowledges that the Purchaser has entered the Transaction Documents in reliance on the representations and warranties in this clause.

9	Certificate as to Amount Owing

Any certificate by the Purchaser or an Authorised Officer of the Purchaser stating the amount of the Secured Money, or an amount owing under this Deed, at a date mentioned in the certificate is conclusive. It binds each Guarantor in the absence of manifest error.

10	Waivers, Remedies Cumulative

(a)	No failure to exercise and no delay in exercising any right, power or remedy under any Transaction Document operates as a waiver, nor does any single or partial exercise of any right, power or remedy preclude any other or further exercise of that or any other right, power or remedy.

(b)	The rights, powers and remedies provided to the Purchaser in the Transaction Documents are in addition to, and do not exclude or limit, any right, power or remedy provided by law.

11	Severability of Provisions

Any provision of any Transaction Document which is prohibited or unenforceable in any jurisdiction is ineffective as to that jurisdiction to the extent of the prohibition or unenforceability. That does not invalidate the remaining provisions of that Transaction Document nor affect the validity or enforceability of that provision in any other jurisdiction.

12	Set-Off

(a)	The Purchaser may set-off any obligation of any type in any currency that it owes a Guarantor (including any credit balance in any account of the Guarantor with any branch of the Purchaser (whether or not matured)) against any obligation of the Guarantor to the Purchaser under or in relation to any Transaction Document to pay any sum then payable. The Purchaser need not make the set-off. This right is independent of any security interest granted under the Transaction Documents.

Deed of Guarantee and Indemnity

(b)	The Purchaser may exchange currencies to make that set-off. Any right of set-off will extinguish the relevant obligations only to the extent set-off.

13	Survival of Obligations

(a)	(Representations and warranties) Each representation or warranty in a Transaction Document survives the execution and delivery of the Transaction Documents and the provision of financial accommodation.

(b)	(Indemnity) Each indemnity, reimbursement or similar obligation in a Transaction Document and clause 4 (Taxation):

(i)	is a continuing, separate and independent obligation;

(ii)	is payable on demand; and

(iii)	survives termination or discharge of the relevant Transaction Document and repayment of financial accommodation.

Where a party is obliged to indemnify another party against any loss, cost, charge, liability, expense, deficiency or other amount, it shall pay on demand from time to time the amount stated by the other party to be the amount indemnified against.

14	Moratorium Legislation

To the full extent permitted by law all legislation which at any time directly or indirectly:

(a)	lessens, varies or affects in favour of a Guarantor any obligation under a Transaction Document; or

(b)	delays, prevents or prejudicially affects the exercise by the Purchaser of any right, power or remedy conferred by a Transaction Document, is excluded from the Transaction Documents.

15	Assignments

15.1	Assignment by Guarantors

No Guarantor may assign or transfer any of its rights or obligations under this Deed without the prior written consent of the Purchaser.

15.2	Assignment by Purchaser

The Purchaser may assign or transfer all or any of its rights or obligations under this Deed.

16	Notices

All notices, requests, demands, consents, approvals, agreements or other communications to or by a party to this Deed:

(a)	must be in writing signed by an Authorised Officer of the sender (or in the case of an email message, sent from the email address of an Authorised Officer of the sender); and

(b)	will be conclusively taken to be given or made when delivered, received or left at the address or email address of the recipient shown in the Schedule or to any other address or email address which it may have notified the sender but, if delivery or receipt is on a day on which business is not generally carried on in the place to which the communication is sent or is later than 4pm (local time), it will be conclusively taken to have been received at the commencement of business on the next day on which business is generally carried on in that place.

Deed of Guarantee and Indemnity

17	Authorised Officers

Each Guarantor irrevocably authorises the Purchaser to rely on a certificate by a person purporting to be its director or secretary as to the identity and signatures of its Authorised Officers. Each Guarantor warrants that those persons have been authorised to give notices and communications under or in connection with the Transaction Documents.

18	Governing Law and Jurisdiction

This Deed is governed by the laws of the State of New South Wales and of the Commonwealth of Australia applying there. Each Guarantor irrevocably accepts the non exclusive jurisdiction of courts with jurisdiction there, and waives any right to object to the venue on any ground.

19	Execution and counterparts

This Deed may be executed electronically and may be executed in counterparts.

Where a person signs this Deed electronically, the electronic signature is an effective binding signature, and the electronic document containing it can be an effective electronic counterpart of this Deed. In addition, the person intends that any print-out of the signature by a party, first made by that party will also constitute an effective original signature, so that the print-out will also be an executed original counterpart of this Deed.

20	Acknowledgement by Guarantors

Each Guarantor confirms that:

(a)	it has not entered into any Transaction Document in reliance on, or as a result of, any conduct of any kind of or on behalf of the Purchaser (including any advice, warranty, representation or undertaking); and

(b)	the Purchaser is not obliged to do anything (including disclose anything or give advice), except as expressly set out in the Transaction Documents or in writing duly signed by or on behalf of the Purchaser.

Deed of Guarantee and Indemnity

Schedule

Notice Details

Guarantors

Name of Guarantor	Address

Australian Oilseeds Investments Pty Ltd (ACN 158 999 94™9)	Address: Unit 2, 100 Park Road, Slacks Creek QLD 4127 Email: bob@australiannoilseeds.au Attention:Bob (Wei) Wu

Cowcumbla Investments Pty Ltd (ACN 087 132 616)	Address: Unit 2, 100 Park Road, Slacks Creek QLD 4127 Email: bob@australiannoilseeds.au Attention:Bob (Wei) Wu

Cootamundra Oilseeds Pty Ltd (ACN 002 200 580)	Address: Unit 2, 100 Park Road, Slacks Creek QLD 4127 Email: bob@australiannoilseeds.au Attention:Bob (Wei) Wu

CQ Oilseeds Pty Ltd (ACN 167 400 580)	Address: Unit 2, 100 Park Road, Slacks Creek QLD 4127 Email: bob@australiannoilseeds.au Attention:Bob (Wei) Wu

Good Earth Oils Pty Ltd (ACN 609 516 556)	Address: Unit 2, 100 Park Road, Slacks Creek QLD 4127

Purchaser

Name of Purchaser	Address
Arena Investors, LP	Address: 405 Lexington Avenue, 59th Floor New York, NY 10174 Email: ystramer@arenaco.com / tradeops@arenaco.com Attention: Yoav Stramer, Director

Deed of Guarantee and Indemnity

Each person executing this Deed on behalf of a party states that they have no notice of revocation or suspension of their authority.

Executed and delivered as a Deed

Guarantors

Executed as a deed in accordance with section 127 of the Corporations Act 2001 by Australian Oilseeds Investments Pty Ltd:

le secretary
Gary Seaton
Print Name

Executed as a deed in accordance with section 127 of the Corporations Act 2001 by Cowcumbla Investments Pty Ltd:

Director	Director/Secretary
Gary Seaton	Bob (Wei) Wu
Print Name	Print Name

Executed as a deed in accordance with section 127 of the Corporations Act 2001 by Cootamundra Oilseeds Pty Ltd:
Director	Director/Secretary

Gary Seaton	Bob (Wei) Wu
Print Name	Print Name

Deed of Guarantee and Indemnity

Executed as a deed in accordance with section 127 of the Corporations Act 2001 by CQ Oilseeds Pty Ltd:

Sole director and sole secretary
Gary Seaton
Print Name

Executed as a deed in accordance with section 127 of the Corporations Act 2001 by Good Earth Oils Pty Ltd:

Sole director and sole secretary
Avinash Gopalakrishna Kedumulor
Print Name

Deed of Guarantee and Indemnity

Purchaser

SIGNED SEALED AND DELIVERED by ARENA INVESTORS, LP

By:
Name:
Title

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